Exhibit 8.1

Subsidiary of Can-Fite BioPharma Ltd.

The following table sets forth the name and jurisdiction of incorporation of our subsidiary.

Name of Subsidiary	Jurisdiction of Incorporation

Can-Fite Biopharma Europe	France